Exhibit 99.1

Anika Therapeutics Reports Record First-Quarter Revenue and Earnings

Total Revenue Grows 22% and Earnings Increase to $0.14 per Share

BEDFORD, Mass.--(BUSINESS WIRE)--May 3, 2012--Anika Therapeutics, Inc. (Nasdaq: ANIK), a leader in products for tissue protection, healing, and repair, based on hyaluronic acid (“HA”) technology, today reported financial results for the quarter ended March 31, 2012.

Revenue

For the first quarter of 2012, Anika’s product revenue increased 23% to $13.6 million, from $11.1 million in the first quarter of 2011. Total revenue for the first quarter of 2012 increased 22% to $14.4 million in the first quarter of 2012, from $11.7 million in the first quarter of 2011. This growth was primarily driven by strong domestic sales of Anika’s flagship product, Orthovisc®. Higher international sales of Orthovisc, Monovisc® and post operative adhesion prevention products from Anika S.r.l., as well as U.S. shipments of ophthalmic products, also contributed to the revenue increase.

Product Gross Margin

Driven by a more profitable product mix, product gross margin for the first quarter of 2012 improved to 53%, from 49% in the first quarter of last year.

Operating and Net Income

Operating income for the first quarter of 2012 increased to $3.1 million, from $557,000 in the same period in 2011. Net income rose to $1.9 million, or $0.14 per diluted share, from $324,000, or $0.02 per diluted share, in the first quarter a year earlier. This growth was driven by a combination of increased revenue, higher gross margin, and lower selling, general and administrative expenses. The Company’s effective tax rate for the first quarter of 2012 was 36.5%, versus 37.1% for the first quarter of 2011.

Operating Expenses

Research and development expenses for the first quarter of 2012 at $1.5 million was approximately the same compared to last year’s first quarter. Anika continues to expect R&D expense to increase modestly in the second half of 2012 on a year-over-year basis due to the anticipated initiation of new preclinical and clinical studies.

Selling, general and administrative expenses in the first quarter of 2012 decreased to $3.4 million, from $4.0 million in the first quarter of 2011. The decrease in expense for the quarter was primarily due to placing in service the remainder of the Bedford manufacturing facility. Prior to this quarter, the previously unoccupied space was expensed to SG&A.

Cash and Cash Equivalents

Anika’s cash and cash equivalents at March 31, 2012 were $34.0 million, compared with $35.8 million at December 31, 2011. The decrease was primarily the result of lower cash collections on accounts receivable due to a high proportion of the Q1 2012 sales occurring in March 2012, and inventory build during the quarter.

Management Commentary

“Anika began 2012 on a solid note with a record first-quarter with respect to earnings and 22% total revenue growth,” said Charles H. Sherwood, Ph.D., president and chief executive officer. “The growth on our top line continues to be driven primarily by sales of Orthovisc in our orthobiologics franchise, domestically and internationally. This also was a strong quarter for international sales of Monovisc and our post operative adhesion prevention products from Anika S.r.l., as well as U.S. sales of our ophthalmic products.”

“This also was a good quarter for Anika from an operational perspective,” said Sherwood. “We received approval from the FDA to manufacture Orthovisc and Hyvisc® as well as our proprietary ophthalmic products for manufacture at our Bedford, Mass. facility for sale in the United States. We are working with Bausch & Lomb to obtain approval to manufacture their ophthalmic products in the Bedford facility. This is the final step toward significantly improving our operational efficiency by consolidating all of our manufacturing in Bedford – a process we expect to complete in June of this year.”

“Anika performed well in the first quarter, and could have done even better but for some supply/demand imbalances in our Woburn facility that pushed some shipments into the second quarter, and some softness in Anika S.r.l.’s revenue due to a first-quarter distribution partner change in Italy. These issues have been addressed, and we believe that we are well-positioned for record results in the second quarter and year, and also to achieve our stated targets for growth in revenue and operating margin, as further operational improvements in 2012 unfold,” Sherwood concluded.

Conference Call Information

Anika will hold a conference call to discuss its financial results, business highlights and outlook tomorrow, Friday, May 4, 2012 at 9:00 a.m. ET. In addition, the company will answer questions concerning business and financial developments and trends, and other business and financial matters affecting the company, some of the responses to which may contain information that has not been previously disclosed.

To listen to the conference call, dial 866-314-4865 (international callers dial 617-213-8050) and use the passcode 73814055. Please call approximately 10 minutes before the starting time and reference Anika Therapeutics. In addition, the conference call will be available through a live audio webcast in the “Investor Relations” section of the Anika Therapeutics website, www.anikatherapeutics.com. An accompanying slide presentation also can be accessed via the Anika Therapeutics website. The conference call will be archived and accessible on the same website shortly after the conclusion of the call.

About Anika Therapeutics, Inc.

Headquartered in Bedford, Mass., Anika Therapeutics, Inc. develops, manufactures and commercializes therapeutic products for tissue protection, healing, and repair. These products are based on hyaluronic acid (HA), a naturally occurring, biocompatible polymer found throughout the body. Anika’s products range from orthopedic/joint health solutions led by Orthovisc, a treatment for osteoarthritis of the knee, to surgical aids in the ophthalmic and anti-adhesion fields. The company also offers aesthetic dermal fillers for the correction of facial wrinkles. Anika’s Italian subsidiary, Anika S.r.l., provides complementary HA products in orthopedic/joint health and anti-adhesion, as well as therapeutics in new areas such as advanced wound treatment and ear, nose and throat care. Anika S.r.l.’s regenerative tissue technology advances Anika’s vision to offer therapeutic products that go beyond pain relief to protect and restore damaged tissue.

The statements made in this press release which are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, those relating to: (i) the timing of the completion of the transfer of manufacturing and shipping of Anika products to the Bedford facility, and (ii) expectations regarding research and development spending in future quarters. These statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks, uncertainties and other factors. The company's actual results could differ materially from any anticipated future results, performance or achievements described in the forward-looking statements as a result of a number of factors including (i) the company's ability to successfully commence and/or complete clinical trials of its products on a timely basis or at all, obtain clinical data to support a pre-market approval application or timely file and receive FDA or other regulatory approvals or clearances of its products and Bedford facility, or that such approvals will not be obtained in a timely manner or without the need for additional clinical trials, other testing or regulatory submissions, as applicable; (ii) the company's research and product development efforts and their relative success, including whether the company has any meaningful sales of any new products resulting from such efforts; (iii) the cost effectiveness and efficiency of our clinical studies, manufacturing operations and production planning; (iv) the strength of the economies in which the company operates or will be operating, as well as the political stability of any of those geographic areas; (v) future determinations by the company to allocate resources to products and in directions not presently contemplated, (vi) the company’s ability to launch Monovisc in the U.S., if at all; (vii) the company’s ability to obtain an appeal hearing regarding the FDA’s non-approvable letter for Monovisc, and the timing and results of such review; (viii) the company’s ability to provide an adequate and timely supply of its ophthalmic, Orthovisc and other products to its customers, and (ix) the company’s ability to achieve its stated growth targets. Certain other factors that might cause the company's actual results to differ materially from those in the forward-looking statements include those set forth under the headings "Business," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's Annual Report on Form 10-K for the year ended December 31, 2011, as well as those described in the company's other press releases and SEC filings.

Anika Therapeutics, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(unaudited)
	Three Months Ended March 31,
	2012	2011
Product revenue	$13,613,328	$11,060,159
Licensing, milestone and contract revenue	747,332	677,520
Total revenue	14,360,660	11,737,679

Operating expenses:
Cost of product revenue	6,413,481	5,604,562
Research & development	1,533,103	1,532,664
Selling, general & administrative	3,351,016	4,043,774
Total operating expenses	11,297,600	11,181,000
Income from operations	3,063,060	556,679
Interest expense, net	(51,203)	(40,921)
Income before income taxes	3,011,857	515,758
Provision for income taxes	1,099,738	191,346
Net income	$1,912,119	$324,412

Basic net income per share:
Net income	$0.15	$0.03
Basic weighted average common shares outstanding	13,162,824	12,688,819
Diluted net income per share:
Net income	$0.14	$0.02
Diluted weighted average common shares outstanding	14,089,946	13,744,710

Anika Therapeutics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(unaudited)
	March 31,	December 31,
ASSETS	2012	2011
Current assets:
Cash and cash equivalents	$34,003,178	$35,777,222
Accounts receivable, net of reserves of $344,520 and $334,473 at March 31, 2012 and December 31, 2011, respectively	17,002,797	17,307,786
Inventories	9,080,323	7,302,483
Current portion deferred income taxes	1,918,926	1,918,926
Prepaid expenses and other	1,947,394	1,831,127
Total current assets	63,952,618	64,137,544
Property and equipment, at cost	51,541,804	50,850,630
Less: accumulated depreciation	(14,868,205)	(14,380,752)
	36,673,599	36,469,878
Long-term deposits and other	151,744	205,042
Intangible assets, net	23,300,273	23,148,563
Goodwill	9,150,273	8,883,407
Total Assets	$133,228,507	$132,844,434

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,880,840	$4,299,680
Accrued expenses	4,297,387	5,321,594
Deferred revenue	2,866,667	2,866,667
Current portion of long-term debt	1,600,000	1,600,000
Income taxes payable	235,326	450,482
Total current liabilities	12,880,220	14,538,423
Other long-term liabilities	1,556,399	1,548,652
Long-term deferred revenue	4,302,773	5,019,440
Deferred tax liability	7,028,515	7,375,141
Long-term debt	9,200,000	9,600,000
Commitments and contingencies	-	-
Stockholders’ equity:
Preferred stock, $.01 par value; 1,250,000 shares authorized, no shares issued and outstanding at March 31, 2012 and December 31, 2011	-	-
Common stock, $.01 par value; 30,000,000 shares authorized, 13,763,191 and 13,630,607 shares issued and outstanding at March 31, 2012 and December 31, 2011, respectively.	137,631	136,305
Additional paid-in-capital	64,269,349	63,441,433
Accumulated currency translation adjustment	(2,310,720)	(3,067,181)
Retained earnings	36,164,340	34,252,221
Total stockholders’ equity	98,260,600	94,762,778
Total Liabilities and Stockholders’ Equity	$133,228,507	$132,844,434

Anika Therapeutics, Inc. and Subsidiaries
Supplemental Financial Data
Revenue by Product Segment and Product Gross Margin
(unaudited)
	Quarter Ended March 31,
Product Segment:	2012	2011	%
Orthobiologics	$10,116,845	$8,036,298	26%
Dermal	501,315	589,153	-15%
Ophthalmic	1,323,994	897,808	47%
Surgical	983,628	1,113,728	-12%
Veterinary	687,546	423,172	62%
Total Product Revenue	$13,613,328	$11,060,159	23%

Product gross profit	$7,199,847	$5,455,597
Product gross margin	53%	49%

	Quarter Ended March 31,
Geographic Location:	2012	2011	%
United States	$10,390,045	$8,343,114	25%
Europe	2,155,729	2,033,198	6%
Other	1,067,554	683,847	56%
Total Product Revenue	$13,613,328	$11,060,159	23%

CONTACT:
Anika Therapeutics, Inc.
Charles H. Sherwood, Ph.D., 781-457-9000
CEO
or
Kevin W. Quinlan, 781-457-9000
CFO